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                                                                    Exhibit 99.2

                              CLEVELAND-CLIFFS INC
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                    ANNOUNCES NEW SHARE PURCHASE RIGHTS PLAN
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         CLEVELAND, SEPTEMBER 9, 1997 - Cleveland-Cliffs Inc today announced that its Board of Directors has adopted a new share purchase rights plan which will replace Cleveland-Cliffs' existing rights plan expiring on September 18, 1997. The plan provides for rights to be issued to stockholders of record as of the close of business on September 19, 1997.

         The Company said, "This action was taken after careful study by the Board of Directors, and was not taken in response to any pending takeover or proposed change in control of the Company. Like the Company's existing rights plan, the new rights plan is intended to protect the Company and its stockholders from potentially coercive takeover practices or takeover bids which are inconsistent with the interests of the Company and its stockholders. The adoption of a share purchase rights plan has become common practice in major American companies and a well-accepted approach to ensuring that all stockholders receive a fair price and are treated equally in the event of a takeover."

         Under the plan, the rights will initially trade together with Cleveland-Cliffs' common stock and will not be exercisable. In the absence of further Board action, the rights generally will become exercisable and allow the holder to acquire Cleveland-Cliffs' common stock at a discounted price if a person or group acquires 20 percent or more of the outstanding shares of Cleveland-Cliffs' common stock.

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Rights held by persons who exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

         The plan also includes an exchange option. In general, after the rights become exercisable, the Directors may, at their option, effect an exchange of part of all of the rights -- other than rights that have become void -- for shares of Cleveland-Cliffs' common stock. Under this option, Cleveland-Cliffs would issue one share of common stock for each right, subject to adjustment in certain circumstances.

         Cleveland-Cliffs' Directors may, at their option, redeem all rights for $.01 per right, generally at any time prior to the rights becoming exercisable. The rights will expire on September 19, 2007, unless earlier redeemed, exchanged or amended by the Directors.

         The issuance of the rights is not a taxable event, will not affect Cleveland-Cliffs' financial condition or results of operations (including earnings per share) and will not change the way in which Cleveland-Cliffs' common stock is currently traded.

         Cleveland-Cliffs, which is celebrating its 150th anniversary in 1997, is the largest supplier of iron ore products to the North American steel industry. Its subsidiaries manage six iron ore mines in North America. It has equity interests in

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five of the mines, holds a major iron ore reserve position in the United States, is a substantial iron ore merchant, and is constructing a joint venture plant in Trinidad to produce high-quality iron briquettes.

Contacts
--------
Media:              David L. Gardner, Director-Public Relations
                    (216) 694-5407
Financial
Community:          Fred B. Rice, Manager-Investor Relations
                    (800) 214-0739

To obtain faxed copies of Cleveland-Cliffs Inc news releases dial
1-800-778-3888. News releases and other information on the Company are available on the Internet at http://www.businesswire.com/cnn/clf.htm.